SCHEDULE A

TO THE ADMINISTRATION AGREEMENT

(Amended as of May 7, 2014)

The Administrator receives a pro-rata portion of the following annual fee on behalf of each Fund for administrative services: 0.085% of the average daily net assets of each Fund.

Name
JPMorgan Diversified Return Global Equity ETF
JPMorgan Diversified Return International Ex-North America Equity ETF
JPMorgan Diversified Return Emerging Markets Equity ETF
JPMorgan Diversified Return U.S. Equity ETF

J.P. Morgan Exchange-Traded Fund Trust

By:

Name:

Title:

JPMorgan Funds Management, Inc.

By:

Name:

Title: